Resources Global Professionals Announces Dividend Payment Date

IRVINE, Calif., April 23, 2013 /PRNewswire/ -- Resources Global Professionals ("RGP"), a leading multinational provider of professional services and the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), announced today that its Board of Directors has approved a quarterly cash dividend of $0.06 per share, payable on June 13, 2013 to all shareholders of record on May 16, 2013.

ABOUT RGP
RGP, the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), is a multinational professional services firm that helps business leaders execute internal initiatives. Partnering with business leaders, we drive internal change across all parts of a global enterprise - accounting, finance, risk management and internal audit, corporate advisory, strategic communications and restructuring, information management, human capital, supply chain management, healthcare solutions, and legal and regulatory services.

RGP was founded in 1996 within a Big Four accounting firm. Today, we are a publicly traded company with over 2,900 professionals, annually serving approximately 1,900 clients around the world from 75 practice offices.

Headquartered in Irvine, California, RGP has served 86 of the Fortune 100 companies.

The Company is listed on the NASDAQ Global Select Market, the exchange's highest tier by listing standards. More information about RGP is available at www.resourcesglobal.com.

(Logo: http://photos.prnewswire.com/prnh/20121008/MM88659LOGO)

CONTACT: Analyst Contact: Nate Franke, Chief Financial Officer, RGP, +1-714-430-6500, nate.franke@resourcesglobal.com; Media Contact: Michael Sitrick, CEO Sitrick Brincko Group, +1-310-788-2850, mike_sitrick@sitrick.com